                              ELAN CORPORATION, PLC

                          EMPLOYEE EQUITY PURCHASE PLAN

                                NOVEMBER 14, 2004

                                    ARTICLE I

                                  INTRODUCTION

                  Section 1.1 Purpose. The purpose of the Elan Corporation, plc
(the "Company") Employee Equity Purchase Plan is to provide employees with an opportunity to acquire Shares of the Company through accumulated payroll deductions.

                  Section 1.2 Rules of Interpretation and Governing Law. (a) It
is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986 of the
United States of America, as amended (the "Code") and the Plan and/or any schedule may qualify as an employees'share scheme for the purposes of Section 2 of the Companies (Amendment) Act, 1983. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

                  (b) This Plan will be construed in accordance with and
governed by the laws of Ireland. Any schedule to the Plan setting out the rules of a share scheme established pursuant to Section 1.3 may be construed in accordance with the law of another jurisdiction, if so specified in that schedule.

         Section 1.3 Further Plans. The Board may operate the Plan for Employees in any country it deems appropriate and may modify the operation of the Plan or establish further share schemes based on the Plan but modified, to take account of local tax, exchange control, securities or other applicable laws in overseas territories, provided that any Shares made available under such further schemes are treated as counting against the limits set out in Section 4.1 of the Plan.
Such further schemes may be established as schedules to the Plan, or otherwise as the Board determines and may be treated as separate plans and construed separately from the Plan

         Section 1.4 Plan Operation. The Board has discretion to determine when the Plan will be operated.

                                   ARTICLE II

                                   DEFINITIONS

                  Section 2.1 "Board" means the Board of Directors of the
Company.

                  Section 2.2 "Compensation" means all base, straight-time,
gross earnings exclusive of payments for overtime, incentive compensation, incentive payment, bonuses and other compensation.

                  Section 2.3 "Committee" means the Leadership Development and
Compensation Committee of the Company (formerly known as the Compensation
Committee), or such other committee of the Board as the Board shall direct.

                  Section 2.4 "Designated Company" means any company within the
Group which has been designated by the Board to participate in the Plan.

                  Section 2.5 "Employee" means any individual who (i) is
customarily employed by a Designated Company on a full-time or part-time basis and (ii) unless otherwise provided by the Committee, is regularly scheduled to work more than 20 hours per week and more than five

months in any calendar year. For the purposes of this Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or another leave of absence approved by the Company or the Designated
Company or required by the relevant local law to constitute continuous service.
Where the period of leave exceeds 90 days and the individual's right to employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

                  Section 2.6 "Effective Date" means January 1, 2005, subject to the provisions of Section 12.8 hereof.

                  Section 2.7 "Enrollment Date" means the first Offering Period
Commencement Date on which the Employee shall have satisfied the eligibility requirements of Article III of this Plan.

                  Section 2.8 "Exercise Date" means the last day of each
Offering Period.

                  Section 2.9 "Fair Market Value" means, as of any date, the value of a Share determined as follows:

                  (a) if the Shares are listed on a national securities exchange or quotation system, the closing sales price on such exchange or quotation system on such date or, in the absence of reported sales price on such date, the closing sales price on the immediately preceding date on which sales were reported,

                  (b) if the Shares are not listed on a national securities
exchange or quotation system, the mean between the high bid and low offered prices as quoted by the National Association of Securities Dealers, Inc.
Automated Quotation System ("NASDAQ") for such date, or

                  (c) if the Shares are neither listed on a national securities exchange or quotation system nor quoted by NASDAQ, the fair value as determined by such other method as the Committee determines in good faith to be reasonable.

                  Whenever possible the determination of Fair Market Value shall be determined by reference to the prices quoted on the New York Stock Exchange.

                  Section 2.10 "Group" means the Company and its Subsidiaries.

                  Section 2.11 "Offering Period" means each quarter described in
Section 4.2 during which an option granted under Section 6.1 of this Plan may be exercised.

                  Section 2.12 "Offering Period Commencement Date" means the first day of the applicable Offering Period.

                  Section 2.13 "Option Price" means the amount described in
Section 6.2 of the Plan.

                  Section 2.14 "Participant" means an Employee who has satisfied the eligibility requirements of Article III of this Plan and has elected to participate in this Plan pursuant to Section 3.3.

                  Section 2.15 "Plan" means the Elan Corporation, plc Employee
Equity Purchase Plan as set out in these rules.

                  Section 2.16 "Plan Administrator" means the person designated by the Committee pursuant to Section 11.1(b) hereof to take certain administrative actions under the Plan.

                  Section 2.17 "Share" or "Shares" means a share in the Company with a par value of 5 Euro cents as represented by one American Depositary Share and evidenced by one American Depositary Receipt.

                  Section 2.18 "Subsidiary" means any company, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such company. A company that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

                                   ARTICLE III

                          ELIGIBILITY AND PARTICIPATION

                  Section 3.1 Eligibility.

                  (a) Subject to the provisions of Section 3.2, an Employee will be eligible to participate in this Plan on any Enrollment Date occurring on or after the date on which such Employee has commenced employment with a Designated
Company.

                  (b) Each Employee who becomes eligible to participate in this
Plan shall be furnished with a summary of the Plan. All Shares acquired under the Plan will be held in an individual custody account and shall be subject to, and governed by, the terms and conditions of the applicable individual custody account agreement.

                  (c) An eligible employee may become a participant in the Plan by contacting the plan recordkeeper (The Bank of New York, "BNY") via the plan's website or via telephone prior to the applicable Enrollment Date. The deduction election chosen shall remain in effect throughout successive Offering Periods unless terminated by the employee.

                  Section 3.2 Restrictions on Participation. Notwithstanding any
provision of the Plan to the contrary, no Employee shall be eligible to participate in the Plan and receive an option to acquire Shares to the extent that, immediately after the grant, such Employee would own Shares and/or hold outstanding options to purchase Shares amounting to 5% or more of the total combined voting power or value of all classes of stock of the Company or of any
Subsidiary (for purposes of this paragraph, the rules of Section 424(d) of the
Code shall apply in determining stock ownership of any Employee).

                  Section 3.3  Commencement of Participation.

                  (a) An Employee may become a Participant by electing a
deduction percentage through one of BNY's automated systems or by speaking to a
Customer Service Representative (CSR) during the enrollment period. (b) Payroll deductions for a Participant shall commence on the first day of the first full payroll period following the Participant's Enrollment Date and shall end on the last day of the payroll period ending within the Offering Period to which the authorization is applicable, unless sooner terminated by the Participant as provided in Article VIII or as reduced by the Plan Administrator as described in
Section 5.4.

                  Section 3.4 Code Limitations. In addition to any other
limitations set forth in the Plan, no Employee may be granted an option under the Plan which permits his or her rights to purchase stock under the Plan, and any other stock purchase plan of his or her employer corporation and its Parent
(within the meaning of Section 424(e) of the Code) and Subsidiary corporations that is qualified under Section 423 of the Code, to accrue at a rate which exceeds

US$25,000 of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which the option is outstanding at any time.

                                   ARTICLE IV

                    SHARES SUBJECT TO THE PLAN AND OFFERINGS

                  Section 4.1  Shares Subject to the Plan.

                  (a) Subject to the provisions of Section 12.4 of the Plan, the aggregate number of Shares that may be issued or delivered pursuant to the Plan shall not exceed 800,000. These Shares may be authorized but unissued Shares, issued Shares held in or acquired for the Company's treasury or Shares reacquired by the Company upon purchase in the open market. The Company may, at its discretion, set a maximum number of Shares which may be delivered in an
Offering Period.

                  (b) If, on any Exercise Date, the number of Shares with
respect to which options are to be exercised exceeds the number of Shares available for purchase during the Offering Period, then the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as the Committee shall determine to be equitable and in accordance with the requirements of Section 423 of the Code.

                  Section 4.2 Offering Periods. Shares will be available for acquisition by Participants during each of the four Offering Periods to be held during each calendar year that the Plan is in effect. Except as provided in
Section 12.4(b), the first Offering Period will begin on January 1st and end on
March 31st, the second Offering Period will begin on April 1st and end on June
30th, the third Offering Period will begin on July 1st and end September 30th and the fourth Offering Period will begin on October 1st and end on December
31st. The Plan Administrator may make changes to the Offering Periods, provided such changes are not inconsistent with Section 423 of the Code.

                                    ARTICLE V

                               PAYROLL DEDUCTIONS

                  Section 5.1 Amount of Deduction. Subject to the limitations mandated in Section 3.4, t a Participant may elect to have payroll deductions made in whole percentages of up to 100% of the Participant's Compensation
(exclusive of applicable taxes and payroll deductions and other contributions)
for each payroll period in an Offering Period, but the amount deducted for any
Participant for an Offering Period may not exceed an amount equal to (i) the
"applicable dollar amount" (as defined in Section 402(g)(1)(B) of the Code) for the applicable calendar year, divided by (ii) 4.

                  Section 5.2 Participant's Memorandum Account. All payroll
deductions made for a Participant shall be credited to a memorandum account established for such Participant for purposes of recording, as a bookkeeping entry, the payroll deductions made by the Participant under this Plan. A
Participant may not make any separate cash payment with respect to such memorandum account.

                  Section 5.3 Changes in Payroll Deductions. During any Offering
Period, a Participant may discontinue his participation in this Plan for that
Offering Period as provided in Section 8.1 hereof or, not more than once during any Offering Period, he or she may decrease the rate of his payroll deductions during that Offering Period by contacting The Bank of New York and electing a change in deduction percentage. These changes will then be communicated to Elan Corporation. The new payroll deduction election shall become effective as of the first day of the first full payroll period immediately following five (5) business days after the Plan Administrator's receipt of the new payroll deduction percentages from The Bank of New York.

                  Section 5.4 Certain Adjustments to Payroll Deduction
Authorizations.

                  (a) To the extent necessary to comply with (i) the limitations contained in the Plan on the number of shares available to any Participant and
(ii) the limitations in Section 3.4, a Participant's payroll deductions may be reduced to zero percent (0%) by the Plan Administrator without the Participant's consent, at any time during an Offering Period.

                  (b) In the event that a Participant's payroll deductions are reduced pursuant to Section 5.4(a) above, payroll deductions shall recommence for such Participant at the rate specified in the Participant's payroll deduction on file with the Plan Administrator effective as of the beginning of the first Offering Period which is scheduled to end in the immediately succeeding calendar year, unless the payroll deduction authorization election is terminated by the Participant, as provided in Section 8.1 hereof.

                                   ARTICLE VI

                               GRANTING OF OPTION

                  Section 6.1 Maximum Number of Option Shares. On each Offering
Period Commencement Date, each Participant in the Plan shall be granted an option to acquire, at the applicable Option Price, up to the number of Shares determined by dividing such Participant's payroll deductions accumulated prior to such Exercise Date during the applicable Offering Period and credited to the
Participant's memorandum account as of such Exercise Date by the applicable
Option Price; provided, however, that such option grant shall also be subject to the limitations contained in Sections 3.2, 3.4, 4.1, 5.1 and 8.1 of the Plan;
provided further, however that in no event shall the number of Shares that may be purchased under any such option exceed 1000 Shares or such higher or lower number of Shares as the Committee may have specified in advance of such Offering
Period as the maximum amount of Shares which may be purchased by a Participant in such Offering Period.

                  Section 6.2 Option Price. Unless the Committee determines
before the first day of an Offering Period that a higher price that complies with Section 423 of the Code shall apply with respect to such Offering Period, the Option Price for Shares to be acquired with accumulated payroll deductions during any Offering Period shall be the lower of 85% of the Fair Market Value of a Share on the applicable (a) Offering Period Commencement Date, or (b) Exercise
Date.

                                   ARTICLE VII

                               EXERCISE OF OPTION

                  Section 7.1 Automatic Exercise. Unless the Participant
withdraws from the Plan as provided in Section 8.1 , the option granted to the
Participant pursuant to Section 6.1 of the Plan during the applicable Offering
Period shall be exercised automatically on the applicable Exercise Date for the purchase of the number of full and fractional Shares which the accumulated payroll deductions credited to the Participant's memorandum account at such time will acquire at the applicable Option Price; provided, however, that in no event shall the accumulated payroll deductions credited to the Participant's memorandum account as of the Exercise Date be used to acquire Shares that exceed the maximum number of Shares available for acquisition after the application of
Sections 3.2, 3.4, 4.1 and/or 5.1. Any amounts remaining to the credit of such
Participant in the memorandum account following an applicable Exercise Date as a result of the

application of Sections 3.2, 3.4, 4.1 and/or 5.1 shall be promptly refunded to the Participant, without interest.

                  Section 7.2 Fractional Shares. Fractional Shares will be
issued under the Plan.

                  Section 7.3 Exercise of Options. An option granted to a
Participant under this Plan may be exercised only during the Participant's lifetime and only by such Participant.

                  Section 7.4 Delivery of Shares. As promptly as practicable after each Exercise Date on which an acquisition of Shares occurs, the Shares purchased in the Offering Period upon the exercise of such Participant's option hereunder shall be credited to the individual participant's account, held in book-entry form at The Bank of New York.

                  Section 7.5  Stock Transfer Restrictions.

                  (a) Shares acquired pursuant to the Plan may not be disposed of by the Participant for at least 3 months following the Exercise Date. Is this true?

                  (b) The Plan is intended to satisfy the requirements of
Section 423 of the Code. A Participant will not obtain the benefits of this provision if such Participant disposes of Shares acquired pursuant to the Plan within two (2) years after the Offering Period Commencement Date or within one
(1) year after the date such Shares are acquired by the Participant on the applicable Exercise Date, whichever is later.

                  Section 7.6 Taxes. At the time an option is granted or
exercised under this Plan, in whole or in part, or at the time some or all of the Shares issued under the Plan are delivered to a Participant, or are disposed of, the Company or any Subsidiary, in its sole discretion, shall be entitled to withhold the amount it determines necessary to satisfy any United States federal, state, local, foreign, or other tax or social security withholding obligations arising, or to require as a condition of the grant or exercise of an option or the delivery of Shares that the Participant remit, when due, the amount necessary to satisfy such tax or social security withholding obligations.

                                  ARTICLE VIII

                                   WITHDRAWAL

                  Section 8.1 In General. A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her memorandum account that have not yet been used to exercise his or her option under the Plan at any time before the end of the Offering Period by contacting The Bank of New
York and electing a refund of contributions. All of the payroll deductions credited to the Participant's memorandum account shall be paid to such
Participant promptly after the Plan Administrator's receipt of such notice of withdrawal, without interest, and the Participant's option for the Offering
Period shall be automatically terminated and no further payroll deductions for the purchase of shares shall be made on behalf of such Participant for such
Offering Period. If a Participant withdraws from the Plan during an Offering
Period, payroll deductions shall not resume at the beginning of the next immediately succeeding Offering Period unless the Participant contacts The Bank of New York and elects a new deduction percentage prior to the applicable
Offering Period Commencement Date and in such time and manner as the Committee shall prescribe.

                  Section 8.2 Effect on Subsequent Participation. An Employee's
withdrawal from participation in the Plan pursuant to Section 8.1 hereof will not have any effect upon the Employee's eligibility to participate in the Plan during any succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company and for which such Employee is otherwise eligible;
provided, however, in order to resume participation in this Plan, the Employee must satisfy the requirements of Article III.

                  Section 8.3 Termination of Employment. Upon the termination of a Participant's employment for any reason, including retirement or death, the
Participant shall be deemed to have withdrawn from the Plan and the payroll deductions that have accumulated for such Participant prior to such termination, if any, shall be promptly returned, without interest, to the Participant or, in the case of the Participant's death, to the person or persons entitled thereto under Section 12.1 hereof, and such Participant's option shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for the Participant with respect to such Offering Period.

                                   ARTICLE IX

                                    INTEREST

                  Section 9.1 Payment of Interest. No interest will accrue or be paid or allowed on any money paid into the Plan, credited to the memorandum account, or distributed to a Participant.

                                    ARTICLE X

                                     SHARES

                  Section 10.1 Participant's Interest in Option Shares. No
Participant will have any interest in Shares covered by any option held by the
Participant until the Shares have been delivered as provided in Section 7.4 above.

                  ???Section 10.2 Registration of Shares. Shares acquired by a
Participant under the Plan will be registered in the name of the Participant, or, if the Participant so directs by written notice to the Plan Administrator at least five business days prior to the applicable Exercise Date, in the names of the Participant and one such other person as may be designated by the
Participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law, provided that such designation is not treated as a disposition under the Code.

                  Section 10.3 Restrictions on Exercise. The Committee may, in
its discretion, require as conditions to the exercise of any option that the
Shares due to be delivered upon the exercise of such option shall have been duly listed, upon official notice of issuance, upon a stock exchange or market, and that a registration statement under the Securities Act of 1933, as amended (the
"Securities Act"), with respect to said Shares shall be effective.

                                   ARTICLE XI

                                 ADMINISTRATION

                  Section 11.1 Administration.

                  (a) The Plan shall be administered by the Committee. The
Committee shall operate in accordance with the charter setting out the terms of reference and rules of procedure for the Leadership Development and Compensation
Committee (formerly the Compensation Committee) established 31 May 2002. If the
Board determines that another Committee will administer the Plan, it will determine the terms of reference and procedures to apply to such Committee.

                  (b) Subject to the provisions of the Plan and the specific duties delegated by the Board to the Committee, the Committee may delegate, to any executive or other delegate of the Company (any such person, a "Plan
Administrator"), the following authority:

                  (i) to determine the Fair Market Value of Shares in accordance with Section 2.9 and the option price in accordance with Section 6.2 of the
Plan;

                  (ii) to determine whether and to what extent options are
granted;

                  (iii) to approve forms of agreement for use under the Plan;

                  (iv) to construe and interpret the terms of the Plan;

                  (v) to prescribe, amend and rescind rules and regulations
relating to the Plan; and

                  (vi) to make all other determinations deemed necessary or
advisable for administering the Plan.

                  Section 11.2 Interpretation. The Committee shall have full power and authority to interpret the provisions of the Plan and any agreement evidencing options granted under the Plan, to administer the Plan in all jurisdictions in which the Plan is effective or where there are Participants who are participating in the Plan, to determine how and as of what date any currencies other than United States dollars will be converted into United States
Dollars, and to determine any and all questions arising under the Plan. The
Committee's decisions shall be final and binding on all Participants in or other persons claiming under the Plan.

                  Section 11.3 Indemnity. No member of the Board or the
Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Company shall indemnify each member of the Board and the Committee to the fullest extent permitted by law with respect to any claim, loss, damage or expense (including counsel fees) arising in connection with their responsibilities under this Plan.

                                   ARTICLE XII

                                  MISCELLANEOUS

                  Section 12.1 Designation of Beneficiary. Where permitted by local law, a Participant may file a written designation of a beneficiary who is to receive the Shares and cash, if any, credited to the Participant's memorandum account under the Plan in the event of the Participant's death subsequent to an
Exercise Date on which the option is exercised but prior to the delivery to such
Participant of such Shares and cash. In addition, where permitted by local law, a Participant may file a written designation of a beneficiary who is to receive any cash that has been

credited to the Participant's memorandum account under the Plan in the event of the Participant's death prior to the exercise of the option; provided, however, in no event shall such beneficiary be entitled to authorize the exercise of such option. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such
Participant's death, or where the designation of a beneficiary is unlawful, the
Company shall deliver any Shares or cash credited to the Participant's memorandum account to the executor or administrator of the estate of the
Participant.

                  Section 12.2 Non-Transferability. Neither payroll deductions credited to any Participant's memorandum account nor any option or rights with regard to the exercise of an option or the right to receive Shares under the
Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant, other than by will or the laws of descent and distribution.
Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Designated Company, may, in its discretion, treat such act as an election to withdraw from participation in the Plan in accordance with Section 8.1.

                  Section 12.3 Use of Funds. All payroll deductions received or held by a Designated Company, under the Plan may be used by the Designated
Company for any corporate purpose. The Designated Company shall not be obligated to segregate such payroll deductions. At all times prior to an Exercise Date,
Participants' rights hereunder shall be equivalent to those of a general unsecured creditor.

                  Section 12.4  Changes in Capitalization.

                  (a) If, while any options are outstanding under the Plan, the outstanding Shares of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the
Company through any reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and in the
Option Price or Prices applicable to such outstanding options and in the number and/or kind of shares which may be offered in the Offering Periods described in
Section 4.2. No such adjustments shall be made for dividends payable in cash.

                  (b) Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation or survives only as a wholly owned subsidiary, or upon a sale of substantially all of the property or capital stock of the Company to another corporation, the
Committee shall provide either (i) that notwithstanding anything to the contrary in Section 4.2, the Offering Period that last commenced prior to the effective date of such transaction will end, and the Exercise Date for such Offering
Period will occur, either on the last business day or such earlier date as determined in the sole discretion of the Committee before the effective date of such transaction, or (ii) that the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Exercise Date, upon the exercise of such option, for each Share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one Share was entitled to receive upon and at the time of such transaction. The Board shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.4(b) shall thereafter be applicable, as nearly as reasonably may be determined, in relation to said cash, securities and/or property as to which each such holder of any such option might hereafter be entitled to receive.

                  Section 12.5 Governmental Regulation. The Company's obligation to sell and deliver Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such Shares.

                  Section 12.6  Amendment.

         (a) Amendments in General. The Board may amend, modify or alter the
Plan by resolution at any time provided that (i) no amendment may be made that would adversely affect the right of a Participant to his payroll deductions as of the date of such amendment, and (ii) subject to 12.6(b) no amendment, modification or alteration may be made to Articles III, IV or VI or Sections
5.1, 8.3 or 9.1 of the Plan to the advantage of Participants without the prior approval of the shareholders of the Company in general meeting.

         (b) Minor Amendments. The Board may, by resolution, make minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants, the Company or any Subsidiaries without being required to seek the sanction of shareholders of the Company in general meeting pursuant to Section 12.6(a)(ii).

         Section 12.7 Termination. The Board may terminate the Plan at any time, provided that no termination will adversely affect the right of a Participant to his or her payroll deductions as of the date of such termination.

                  Section 12.8 Effective Date. The Plan shall become effective as of January 1, 2005, having been approved by shareholders at the annual general meeting of the Company on June 16, 2004.

                  Section 12.9 Right to Terminate Employment. Nothing in the
Plan or in the agreement evidencing any award granted under the Plan shall confer upon any Participant the right to continue as an employee or a director of the Company or any Subsidiary or affect the right of the Company or any of its Subsidiaries to terminate the Participant's employment at any time, subject, however, to the provisions of any agreement of employment between the
Participant and the Company, or any of its Subsidiaries.

                  Section 12.10 Transfer, Leave of Absence. For purposes of this
Plan, neither a transfer of an Employee from the Company to a Subsidiary of the
Company, or vice versa, or from one Subsidiary of the Company to another, shall be deemed a termination of employment.

                  Section 12.11 Effect of Plan. The provisions of the Plan
shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant in the Plan, including, without limitation, such Participant's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Participant.